Exhibit 99.1

CAI International, Inc. Reports Results for the Third Quarter of 2010

SAN FRANCISCO--(BUSINESS WIRE)--November 2, 2010--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the third quarter of 2010.

Highlights for the third quarter of 2010 and Outlook

  CAI reported net income attributable to CAI common stockholders for the third quarter of 2010 of $0.50 per fully diluted share, a 178% increase compared to $0.18 during the third quarter of 2009 and a 61% increase as compared the $0.31 per fully diluted share in the second quarter of 2010.
  The $0.50 per fully diluted share for the third quarter of 2010 included a $2.1 million tax benefit due to a reduction in accrued tax liability. Without this tax benefit, net income attributable to CAI common stockholders for the third quarter of 2010 would have been $0.39 per fully diluted share, a 117% increase compared to the third quarter of 2009 and a 26% increase compared to the second quarter of 2010.
  Container rental revenue increased 23% during the third quarter of 2010 as compared to the second quarter of 2010.
  Average utilization for the third quarter of 2010 improved by 3% to 98.1% from the 95.1% reported in the second quarter of 2010.
  Container demand has remained strong in the fourth quarter of 2010 and as of October 31, 2010 utilization remained at 98.1%.
  During August and September, 2010 CAI entered into transactions with two container investor partnerships for 25,500 TEUs of containers.
  During July, 2010 CAI purchased approximately 23,000 TEUs from a container investor.
  During the third quarter CAI accepted delivery of 40,500 TEUs of new containers whose full revenue impact will be in the fourth quarter of 2010.

CAI today reported net income attributable to CAI common stockholders of $9.2 million in the third quarter of 2010 as compared to net income attributable to CAI common stockholders of $3.2 million in the third quarter of 2009. Fully diluted earnings per share in the third quarter of 2010 were $0.50 ($0.39 without the $2.1 million tax benefit due to the reduction in accrued tax liability) on 18.2 million average shares outstanding, as compared to fully diluted earnings per share of $0.18 on 17.9 million average shares outstanding during the third quarter of 2009.

Total revenue for the third quarter of 2010 was $20.1 million as compared to $15.7 million for the third quarter of 2009. Container rental revenue was $17.2 million as compared to $13.4 million in the third quarter of 2009. Management fee revenue was $2.2 million as compared to $1.8 million of management fee revenue reported in the third quarter of 2009. There was no gain on sale of container portfolios in the third quarter of 2010 or third quarter of 2009. Finance lease income in the third quarter of 2010 was $0.7 million as compared to finance lease income of $0.5 million reported in the third quarter of 2009.

During August 2010 we announced the increase in the commitment of our revolving credit facility from $290 million to $330 million and the extension of the maturity date by two years to September 25, 2014. These changes to the revolving credit agreement permit us to take advantage of the attractive capital expenditure opportunities presented to CAI this year and beyond.

Masaaki (John) Nishibori, CEO of CAI, commented, “We are very pleased with our performance in the third quarter of 2010. Our fleet today is effectively fully utilized and because of the strong demand we are expecting to further invest in new containers during the last quarter of 2010. Demand for containers is being driven primarily by increased trade activity. Clarkson Research, a shipping industry research firm, is forecasting world containerized trade growth of 11.5% in 2010 and 10.4% in 2011. Per diem rates on new leases have materially increased because of the strong demand and the increase in new container prices. We expect the higher utilization and improving per diem trend to benefit us over the remainder of 2010.

In this quarter, we took delivery of 40,500 TEUs of new containers and in July 2010 purchased 23,000 TEUs of older units from one of our container investors. The used units we purchased were managed by CAI and are principally all on lease. During the quarter, we also transferred approximately 25,500 TEUs of older containers to two investor funds in Asia. Along with these transactions, we entered into new management agreements with the investors for those assets. CAI negotiated into the container agreements a fixed price purchase option granted to CAI on the units, which in part results in CAI consolidating the financial performance of the funds’ operations into CAI’s financial results. The funds’ net operating income for the third quarter of 2010 of $49,000 has been recorded as net income attributable to non-controlling interest on our consolidated statements of income. Overall, we believe container investors in Asia and Europe are becoming more interested in investing in containers as a result of the improved utilization of containers and the outlook for the container shipping industry.

We remain optimistic about the prospects for the remainder of 2010 and beyond. Fourth quarter utilization is expected to remain at historically high levels with shipping companies likely to hold on to equipment in order to have access to it in the first quarter of 2011, when demand seasonally is expected to pick up again. Container demand for newly manufactured refrigerated containers has been strong in the fourth quarter and we expect overall new container demand will be strong next year because of the current utilization levels among container leasing companies and expected trade growth of over 10% next year as forecasted by Clarkson Research. With the increased demand for containers we purchased or have commitments to purchase in excess of $200 million of containers this year.

With these positive trends in place and the strong intake of new equipment in the third and fourth quarters, we expect that fourth quarter revenue and operating income will continue to grow sequentially over the third quarter.”

CAI International, Inc. Consolidated Balance Sheets (In thousands, except share information) (UNAUDITED)
	September 30,	December 31,
ASSETS	2010	2009

Cash	$11,219	$14,492
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $2,018 and $1,420 at September 30, 2010 and December 31, 2009, respectively	16,118	14,412
Accounts receivable (managed fleet)	19,609	18,953
Current portion of direct finance leases	4,492	6,776
Prepaid expenses	4,177	3,077
Deferred tax assets	1,668	1,669
Other current assets	479	4,000
Total current assets	57,762	63,379
Container rental equipment, net of accumulated depreciation of $81,260 and $80,627 at September 30, 2010 and December 31, 2009, respectively	431,791	299,340
Long-term portion of net investment in direct finance leases	8,598	5,844
Furniture, fixtures and equipment, net of accumulated depreciation of $788 and $759 at September 30, 2010 and December 31, 2009, respectively	1,045	435
Intangible assets, net of accumulated amortization of $5,664 and $4,656 at September 30, 2010 and December 31, 2009, respectively	3,966	5,085
Total assets	$503,162	$374,083

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$2,399	$8,030
Accrued expenses and other current liabilities	4,743	3,638
Due to container investors	20,460	17,285
Unearned revenue	4,612	4,225
Current portion of related party term loan	800	800
Current portion of capital lease obligation	4,740	3,813
Rental equipment payable	76,618	660
Total current liabilities	114,372	38,451
Revolving credit facility	177,100	152,500
Related party term loan	8,400	9,000
Deferred taxes	26,933	26,606
Capital lease obligation	11,708	16,282
Income taxes payable	-	2,146
Total liabilities	338,513	244,985

Stockholders' equity:
Common stock, par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding, 17,913,990 shares at September 30, 2010 and 17,917,176 at December 31, 2009	2	2
Additional paid-in capital	104,413	103,684
Accumulated other comprehensive loss	(1,996)	(1,248)
Retained earnings	44,546	26,660
Total CAI International, Inc. stockholders' equity	146,965	129,098
Non-controlling interest	17,684	-
Total equity	164,649	129,098
Total liabilities and stockholders' equity	$503,162	$374,083

CAI International, Inc. Consolidated Statements of Income (In thousands, except per share data) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Container rental revenue	$17,184	$13,406	$43,502	$40,982
Management fee revenue	2,244	1,815	6,961	6,409
Gain on sale of container portfolios	-	-	614	753
Finance lease income	691	488	1,598	1,802
Total revenue	20,119	15,709	52,675	49,946

Operating expenses:
Depreciation of container rental equipment	5,399	4,265	14,077	12,858
Amortization of intangible assets	339	399	1,034	1,207
Impairment of container rental equipment	12	19	40	80
Gain on disposition of used container equipment	(1,842)	(990)	(5,760)	(2,391)
Storage, handling and other expenses	987	2,231	4,941	6,367
Marketing, general and administrative expense	4,976	4,987	15,452	14,679
Loss (gain) on foreign exchange	116	(150)	527	(153)
Total operating expenses	9,987	10,761	30,311	32,647

Operating income	10,132	4,948	22,364	17,299

Interest expense	1,442	992	3,262	3,344
Interest income	(1)	(1)	(121)	(8)
Net interest expense	1,441	991	3,141	3,336

Income before income tax and non-controlling interest	8,691	3,957	19,223	13,963

Income tax expense (benefit)	(519)	763	1,288	3,481

Net income	9,210	3,194	17,935	10,482
Less: Net income attributable to non-controlling interest	(49)	-	(49)	-

Net income attributable to CAI International, Inc.
common shareholders	$9,161	$3,194	$17,886	$10,482

Net income per share attributable to CAI International, Inc.
common shareholders:
Basic	$0.51	$0.18	$1.00	$0.59
Diluted	$0.50	$0.18	$0.99	$0.59

Weighted average shares outstanding :
Basic	17,914	17,905	17,910	17,901
Diluted	18,151	17,905	18,121	17,901

	As of September 30, 2010	As of September 30, 2009
	(unaudited)
Managed fleet in TEUs	509,488	511,753
Owned fleet in TEUs	289,965	244,416

Total	799,453	756,169

Conference Call

A conference call to discuss financial results for the third quarter of 2010 will be held on Tuesday, November 2, 2010 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-877-303-9148; outside of the U.S., call 1-760-536-5211. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q3 2010 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of September 30, 2010, the company operated a worldwide fleet of approximately 799,500 TEUs of containers through 12 offices located in 10 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Victor Garcia, 415-788-0100
Chief Operating Officer
vgarcia@capps.com